Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment to the Registration Statement of Neurotrope, Inc. on Form S-1/A (No. 333-208502) of our report dated March 7, 2016, with respect to our audits of the consolidated financial statements of Neurotrope, Inc. as of December 31, 2015 and 2014, which report appears in the prospectus that is part of this Registration Statement. Our report contains an emphasis of matter paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Friedman LLP

East Hanover, New Jersey

October 21, 2016